Exhibit 10.12

Promoters Agreement of
Xurui Guangdian Co., Ltd.

December 25, 2009

Promoters Agreement	Executed Version

Promoters Agreement of Xurui Guangdian Co., Ltd.

For the purpose of the development of China’s semiconductor lighting industry and close cooperation among enterprises at upper, middle and lower streams of the semiconductor lighting industry chain, all promoters hereby enter into this Agreement with respect to vital issues involved during the establishment of Xurui Guangdian Co., Ltd. (hereinafter referred to as “the Company”) through friendly consultation and in accordance with the Company Law of the People’s Republic of China (hereinafter referred to as the “Company Law”) and the Regulations on Certain Issues Concerning the Establishment of Foreign-Invested Joint Stock Company and relevant laws and regulations of China.

Chapter I. Promoters of the Company

Article 1. Parties hereto, namely, the promoters of the Company, are as follows:

1.   First promoter: SemiLEDs Corporation (hereinafter “SemiLEDs”)
Legal address: 999 Main Street, Suite 1010, Boise, ID 83702, USA
Name of authorized representative: Trung Doan

Nationality: US

Address: 150 Columbia Way, Vallejo, CA 94589

Post: Chairperson, CEO

2.   Second promoter: Beijing Aieryidi Investment Co., Ltd. (hereinafter referred to as “Aieryidi”)

Legal address: No. 1 Tuan Quan, Tuan Quan Village, Jiuduhe Town, Huairou District, Beijing

Name of legal representative: Zhang Bin Bin

Nationality: Chinese

Address: No. 7, 1st Zone Middle, Longcheng Garden, Changping District, Beijing

Post: Executive Director

Article 2. Representation and warranty of each party to the other party:

1.   The said party is a duly established and validly existing company.

2.  The said party has obtained all authorization and consent necessary for the execution, delivery and performance of this Agreement, including the internal authorization of the said party and the consents and approvals of third parties, but excluding, on the signature date hereof, the approvals of governmental departments for the preparation and establishment of the Company. This Agreement has been duly executed and delivered by the said party and constitutes the lawful, valid and binding obligations of the said party.

3.   The execution, delivery and performance of this Agreement by the said party will not conflict with or contravene any of the following, or cause it to violate, go against or assume any debt burden: (1) any contract, agreement, commitment or warranty to which the said party is a contracting party or by which the said party is bound; (2) any law applicable to the said party; or (3) any provisions of the institutional documents of the said party.

Chapter II. Establishment of the Company

Article 3. Promoters of the Company, through full consultation, agree to establish Xurui Guangdian Co., Ltd. in Foshan City, Guangdong Province in accordance with relevant laws and regulations of China.

Article 4. Chinese name of the Company:

English name of the Company: Xurui Guangdian Co., Ltd.

Article 5. Registered address of the Company: Room 201, Tower B, Startup Business Centre, Nanhai Information Technology Park, Shishan Town, Nanhai District, Foshan City, Guangdong Province.

Article 6. Corporate form: The organizational form of the Company is a joint stock company incorporated in accordance with the Company Law. Any party only assumes responsibility to the extent of the shares it has subscribed to in the Company.

Chapter III. Purpose and Business Scope of the Company

Article 7. Operating purpose and objective of the Company:

The operating purpose of the Company: to develop China’s semiconductor lighting industry supplying high-quality and inexpensive high-brightness and high-power LED chips and packaged products for China and the global semiconductor lighting industry.

The objective of the Company is to promote the development of China’s semiconductor lighting industry, become the best Chinese semiconductor epitaxial chips manufacturer and the most influential and leading semiconductor lighting enterprise in the world.

Article 8. Business scope:

Design, research and development, production and sales of LED epitaxial wafers, chips and packaged products. Any business banned by laws, administrative regulations, decisions of the State Council and state industrial policies for foreign investment shall not be operated; any business that shall be permitted by laws, administrative regulations and decisions of the State Council and limited by the state industrial policies for foreign investment may be operated only with the approval of the approving authority and the registration of departments in charge of industry and commerce; with respect to business for which permission is not required by laws, administrative regulations and decisions of the State Council and which is not limited by state industrial policies for foreign investment, the Company may select and launch operating activities at its own discretion.

Chapter IV. Contribution and Registered Capital of Promoters

Article 9. The total initial registered capital of the Company is RMB 112,660,000. The Company will issue 112,660,000 ordinary shares in total, with the par value per share of RMB 1.

Article 10. Promoters subscribe for shares in cash according to the par value. SemiLEDs subscribes for 100,370,000 shares with US dollars equal to RMB 100,370,000, representing 89.09% of the registered capital, and Aieryidi subscribes for 12,290,000 shares with RMB 12,290,000, representing 10.91% of the registered capital. Promoters shall fully pay the subscription amount in one lump sum within ninety (90) days after the issuance of the foreign investment approval certificate by the relevant government approval authority of the commercial department.

Article 11. Relevant expenses at the initial period of the Company’s establishment shall be paid by Aieryidi in advance. After the establishment of the Company, such expenses will be reimbursed out of the Company’s operation expenses upon the confirmation by the Board of Directors of the Company.

Article 12. Preemptive right: in the event that the Company issues any new shares in accordance with the Articles of Association of the Company, the Company shall deliver to each party a written notice, which specifies the terms of issue, proposed issuing date, consideration to be collected by the Company and all other important terms related to such issuance. Each party, within twenty (20) business days after the receipt of the notice, is entitled (but not obliged) to subscribe for all or part of the shares planned to be issued, for which the said party has the right to subscribe according to the ratio (the then-shareholding ratio of the said party in the Company), by service of a written notice to the Company (if the said party fails to deliver such written notice as provided above, such party shall be deemed to have refused to exercise its preemptive right). Where any party exercises its preemptive right, the Company shall issue and sell shares to the said party and such party shall subscribe for the shares it chooses to purchase in accordance with the price, terms and conditions specified in the notice. If any party refuses or is deemed to refuse to exercise all or part of the preemptive right thereof, the other party is entitled (but not obliged) to purchase any or all shares the said party refuses to purchase.

Chapter V. Total Amount of Investment and Scale of Production

Article 13. The total amount of investment in the Company is expected to be RMB 200 million and the production scale to be 3 sets of MOCVD at the initial stage, producing 4-inch substrate epitaxial wafers and high-power and high-brightness LED chips; the production capacity is expected to be 5 KK/month and the luminous efficiency to be larger than 100 Lm/W; and it is expected that the factory construction will be completed and the design capacity will be attained by the end of 2010. The difference between the total investment of the Company and the registered capital will be made up through legal means, such as a bank loan.

Chapter VI. Rights and Obligations of Promoters

Article 14. Promoters shall be entitled to:

(1)   the right to jointly decide any relevant issues during the preparatory period of the Company;

(2)   the right to receive notice and express opinions upon any change of conditions specified herein;

(3)   the right to obtain indemnification or compensation upon the breach of this Agreement by the other promoter, or for any losses caused by the other promoter;

(4)   other rights enjoyed by promoters and shareholders after the establishment of the Company in accordance with laws and the Articles of Association of the Company.

Article 15. Promoters shall assume the following obligations:

(1)   the obligation to engage in the activities related to the establishment of the Company in accordance with relevant laws and regulations, any promoter is not allowed to engage in illegal activities in the name of the establishment of the Company;

(2)   the obligation to pay the registered capital subscribed by the promoters in accordance with this Agreement;

(3)   the obligation to bear joint and several liability for the expenses and debts arising from the establishment of the Company in the event that the Company fails to be established;

(4)   the obligation to indemnify and compensate the observant party in the event that the promoter fails or is unable to perform the contribution obligation according to the period and amount specified;

(5)   the obligation to provide all documents and certificates necessary for the application and registration for the establishment of the Company in a timely manner and to offer various services and conveniences for the establishment of the Company;

(6)   each party bears the confidentiality responsibility for the secret related to other parties or the transactions hereunder known during the establishment of the Company (hereinafter referred to as the “Relevant Secret”), unless otherwise stipulated by China’s laws and regulations or allowed by relevant parties in writing, any party shall not disclose the Relevant Secret to any other third party. The confidentiality term shall commence on the date when this Agreement comes into force and ends on the date when the Relevant Secret becomes public information;

(7)   all promoters shall know and understand that they have the obligation and liability of maintaining the confidentiality of all patents and proprietary technologies regarding the production and research and development of the Company, which have come to their knowledge whether during the process of the establishment of the Company or in future production and operational activities. The Company and the other promoter shall have the right to ask any party disclosing the technological secrets of the Company to any other companies and persons outside of the Company to compensate the Company and other promoter for all losses suffered as a result thereof, and to claim compensation by legal means.

Chapter VII. Transfer of Shares

Article 16. Lockup period: pursuant to the requirements of the applicable laws, the shares held by the promoters may not be transferred within one (1) year from the date of establishment of the Company.

Article 17. Right of first refusal: at any time after the expiration of the lockup period mentioned above, if Aieryidi (hereinafter referred to the “Transferor”) proposes to transfer all or part of the shares of the Company held by the Transferor, the Transferor shall, prior to the transfer, deliver to the Company and SemiLEDs a written notice, which shall describe the name and address of the transferee, the number of shares to be transferred, the proposed date of transfer, the proposed amount and form of consideration and other terms and conditions related to such transfer. SemiLEDs is entitled (but not obliged) to exercise the right of first refusal, namely, to buy the shares to be transferred according to the price and terms and conditions set forth in the transfer notice. SemiLEDs shall, within fifteen (15) days after the receipt of the transfer notice, notify the Company and the Transferor of whether it will exercise the right of first refusal or not. If SemiLEDs notifies the Company and the Transferor of its waiver of the right of first refusal or fails to notify the Company and the Transferor within fifteen (15) days, the Transferor may transfer the shares to be transferred that are specified in the transfer notice to the transferee, but the transfer price shall not be lower than the price set forth in the notice, and other transfer terms and conditions shall not be more favorable than the terms and conditions set forth in the notice with respect to the transferee. This Article will become invalid automatically upon the listing of the Company.

Article 18. Shares issued prior to the public issuance of shares by the Company may not be transferred within one (1) year after the date on which the shares of the Company are listed for trading on a stock exchange. Promoters agree and undertake to abide by any other lockup period provided under any applicable laws, regulations and policies.

Chapter VIII. Organizational Structure and Procedural Rules of the Company

Article 19. General meetings of shareholders, the highest authority, shall perform their authority subject to the Company Law and the Articles of Association of the Company.

Article 20. The Board of Directors hereby established is the standing body of the Company, which shall report to the general meetings of shareholders. Directors are selected or replaced by the general meeting of shareholders by adopting the system of cumulative voting. Each share holds the equal voting right to the number of the candidate for directors during the selection and replacement of directors. In addition, the voting right held by the shareholders can be utilized in a centralized manner.

Six (6) directors constitute the Board of Directors, where five (5) directors are nominated by SemiLEDs and one (1) by Aieryidi. In case one or more candidate(s) nominated by the above party is/are not selected as directors by the general meeting of shareholders, the said party is entitled to renominate directors of corresponding number. All promoters hereby undertake that each promoter votes in favor of any candidate director nominated by one party as long as such candidate director complies with the Company Law and other applicable laws and regulations. In addition, where any director nominated by any party is discharged or resigns prior to the expiration of the term, the said party enjoys the exclusive right of nominating a substitutive director.

The Board of Directors has one (1) Chairman and one (1) Vice-Chairman. The Chairman and Vice-Chairman are elected by affirmative votes of a majority of the entire Board of Directors.

Article 21. The Company shall establish a Board of Supervisors. The Board of Supervisors is hereby established with three (3) supervisors, including one (1) worker representative and two (2) shareholder representatives where the two (2) shall be nominated by SemiLEDs and Aieryidi, respectively. The worker representatives are elected and replaced by workers of the Company in a democratic manner while the shareholder representatives are elected and replaced by the general meeting of shareholders. Provided that any candidate supervisor nominated by any foregoing party is not elected as the supervisor by the general meeting of shareholders, the said party is entitled to renominate one candidate. All promoters hereby undertake that each promoter votes in favor of the appointment of any candidate supervisor nominated by one party with nomination right in the general meeting of shareholders for the election of supervisors as long as such candidate supervisor complies with the requirements and stipulations of the Company Law and other applicable laws and regulations. In addition, where a supervisor nominated by any party is discharged or resigns prior to the expiration of the term, the said party shall have the exclusive right to nominate a substitutive supervisor.

The Board of Supervisors has one (1) Chairman of the Board and one (1) Vice-Chairman. The Chairman and Vice-Chairman of the Board of Supervisors are elected by affirmative votes of a majority of the entire Board of Supervisors.

The Board of Directors and the Board of Supervisors shall exercise their powers in accordance with the Company Law and the Articles of Association of the Company and enjoy the rights and bear the obligations in line with the Company Law, the Articles of Association of the Company and relevant laws and regulations. It is agreed by all parties that all directors and supervisors will not be remunerated and all the travel expenses of any director or supervisor shall be borne by the corresponding nominating party.

Article 22. The Company shall have an operation and management organization. The establishment of the operation and management organization shall be subject to the affirmative votes of a majority of all directors.

Chapter IX. Intellectual Property Rights

Article 23. Development of new technologies and new products will be carried out after the incorporation and a research and development center will be set up at an appropriate time. The ownership of all the patents, know-how and other new intellectual property rights developed by the Company are reserved by the Company.

Article 24. Where Aieryidi no longer holds the Company shares for any reason, it irrevocably consents not to hold any rights on, and simultaneously waives any claim for, the intellectual property rights held by the Company that were assigned by SemiLEDs or which are licensed by SemiLEDs and enjoyed by the Company.

Chapter X. Non-Competition and Related Transactions

Article 25. In order to avoid horizontal competition, SemiLEDs hereby undertakes and guarantees:

1.  SemiLEDs shall not invest in any manufacturing enterprises of LED epitaxial wafers and chips within the territory of China except the investment projects agreed herein in a manner of sole proprietorship, joint venture, merger and acquisition and the like without prior written consent of the other promoter.

2.  Any third party to which SemiLEDs assigns or licenses the technologies may not apply the technologies in the manufacturing of LED epitaxial wafers and chips within Chinese territory.

3.  SemiLEDs may not engage in the production of LED epitaxial wafers and chips in manner of OEM or outsourcing within Chinese territory.

Article 26. For any potential related transactions between the Company and shareholders, the Company shall conform to the fair market pricing principle and abide by relevant laws and regulations and regulatory rules, and shall procure the Company to carry out strictly the decision-making process concerning the related transactions so as to ensure the fairness, equality, justness and impartiality of related transactions.

Chapter XI. Liability for Breach of Agreement

Article 27. Where (1) any representation or warranty made by any party herein (hereinafter referred to as the “Indemnifying Party”) is inaccurate, or (2) the Indemnifying Party violates or fails to fully perform any undertakings, obligations or agreements hereunder, thus directly or indirectly causing the other party or the Company or their respective successors, transferees, affiliated parties or representatives (collectively referred to as the “Indemnified Party”) to incur or suffer any loss, debt, liability, depreciation, expense (including the expense for investigation and defense and reasonable attorney fees and accountant fees), as well as any harm of any manner or nature (whether it involves any claim by the third party) (collectively referred to as the “Losses”), the Indemnifying Party shall accordingly indemnify and hold harmless the Indemnified Party from and against such Losses.

Article 28. Notwithstanding the provisions of Article 27, in case any promoter fails to contribute according to the time limit and amount agreed herein, the party in breach shall pay a default penalty of 0.1% of the amount of overdue contribution or the shortfall on a daily basis to the performing party.

Article 29. The rights and obligations of all parties provided in Article 27 and 28 herein shall survive the termination of this Agreement.

Chapter XII Force Majeure and Dispute Settlement

Article 30. A promoter shall, in case of force majeure which directly affects the fulfillment of this Agreement based on the terms agreed upon, promptly notify all the other promoter of the accident and shall, within 15 days, provide the details of the force majeure, the reasons why the performance of this Agreement cannot be fulfilled or fully fulfilled or needs to be delayed, and the valid certifying documents. The other promoter shall, based on the extent of the impact of the force majeure on the performance of this Agreement, negotiate and agree on the performance of this Agreement and decide whether to release the promoter involved in the force majeure from the performance of this Agreement.

Article 31. This Agreement is governed by the laws of the People’s Republic of China. In case of any dispute arising from or concerning the performance of this Agreement, the parties to this Agreement shall settle the disagreement through friendly consultation. In case the relevant dispute cannot be settled through consultations within thirty (30) days as from the date on which a party delivers to all other parties a written notice of the existence of the dispute, any party is entitled to initiate arbitration with the South-China Sub-Commission of China International Economic and Trade Arbitration Commission for resolution. The arbitration decision is final and binding upon all parties.

Chapter XIII. Modification, Alteration and Termination of this Agreement

Article 32. The effectiveness of the modification or alteration hereof shall be subject to the consent and written agreement signed by all promoters.

Article 33. This Agreement can be terminated in the following situations:

1.   Any party may terminate this Agreement by written notice: in case the governmental authorities do not approve the establishment of the Company or capital increase and the rejection is final and cannot be reconsidered; or any competent governmental authority releases any decision, ban, order, judgment or regulation that is final and cannot be reconsidered to prohibit, or adopts any other action to prohibit or prohibits in any other manner, the completion of the transaction under this Agreement or the Capital Increase Agreement.

2.   Any party may terminate this Agreement by written notice: in case the Company fails to be established within six (6) months after the execution of this Agreement unless the party intending to terminate this Agreement fails to comply with any covenant, obligation or agreement thereof.

3.  Any party may terminate this Agreement by written notice: in case the other party materially violates or fails to comply with the representation, warranty, covenant or agreement herein; or

4.  All parties agree to terminate this Agreement.

In case of the above-mentioned termination, this Agreement shall become invalid and all rights and obligations of the parties under this Agreement shall terminate. However, such termination shall not release any party from any liabilities arising from the violation of any representation, warranty, undertaking, obligation or agreement thereof, and this Article, together with Chapter XI and Chapter XII, shall survive the termination of this Agreement.

Chapter XIV. Effectiveness of this Agreement and Miscellaneous

Article 34. This Agreement shall become effective upon the signature and seal of the promoters and the approval of the approving authorities. This Agreement may be executed in any number of counterparts, and all counterparts signed by all parties separately shall together constitute one and the same valid instrument.

Article 35. This Agreement has six (6) copies, with each signing party holding one, the approving authority holding two, the Administration for Industry and Commerce and the Company each holding one, and all copies shall have the same legal effect.

This Agreement is signed by the following parties on the date indicated on the cover page, in Nanhai District, Foshan City, Guangdong Province, PRC.

SemiLEDs Corporation

Name: Trung Tri Doan
Position: Chairman and CEO

Beijing Aieryidi Investment Co., Ltd.

Name: Zhang Bin Bin
Position: Executive Director